Exhibit 10.4

INDEPENDENT CONTRACTOR CONSULTANT AGREEMENT

This INDEPENDENT CONTRACTOR CONSULTANT AGREEMENT, is made this 12th day of December, 2017 between JTH Tax, Inc., a Delaware corporation (“Company”) and Kathleen E. Donovan (“Consultant”).

WHEREAS, Company is desirous of engaging Consultant to provide certain consulting services to company; and

WHEREAS, Consultant agrees to provide the consulting services pursuant to the terms herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             SERVICES.

1.1              The Company hereby engages Consultant to provide consulting services on operational and finance matters as determined by Company and at the direction of the Chief Financial Officer.

1.2              The Company shall not control the manner or means by which Consultant performs the Services.

2.             TERM. The term of this Agreement shall commence on January 1, 2018 and shall continue until March 31, 2018, unless earlier terminated in accordance with Section 8 (the "Term"). Any extension of the Term will be subject to mutual written agreement between the parties.

3.             FEES AND EXPENSES.

3.1              As full compensation for the Services and the rights granted to the Company in this Agreement, the Consultant shall invoice Company for and the Company shall pay Consultant a total of $172,525.00 (“Total Consulting Fee”) to be paid in four monthly installments of $43,131.25 on January 1, 2018, February 1, 2018, March 1, 2018 and April 1, 2018 (the "Fees"). Consultant will provide Company with an IRS Form W-9 or federal tax identification number and acknowledges that she will receive an IRS Form 1099-MISC from the Company, and that Consultant shall be solely responsible for all federal, state, and local taxes, as set out in Section 4.2. The Company shall have no responsibility for wage withholding for Consultant or any of Consultant’s employees or personnel.

3.2              Consultant will be responsible for all reporting and payment obligations incurred under this Agreement for Consultant and Consultant’s personnel, if any, including without limitation, workers’ compensation insurance, Social Security, federal and state tax deductions, disability insurance, unemployment insurance, garnishments, etc.

4.             RELATIONSHIP OF THE PARTIES.

4.1              Consultant is an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between Consultant and the Company for any purpose. Consultant has no authority (and shall not hold herself out as having authority) to bind the Company and Consultant shall not make any agreements or representations on the Company's behalf without the Company's prior written consent.

4.2              Without limiting Section 4.1, Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers' compensation insurance on Consultant’s behalf. Consultant shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. This shall in no way limit Company’s obligations pursuant to Consultant’s separate prior Employment Agreement with Company dated February 1, 2014 or pursuant to the separate Release Agreement between the parties.

5.             INTELLECTUAL PROPERTY RIGHTS.

5.1              The Company is and shall be, the sole and exclusive owner of all right, title, and interest in and to all the results and proceeds of the Services performed under this Agreement (collectively, the "Deliverables"). Consultant agree that the Deliverables are hereby deemed a "work made for hire" as defined in 17 U.S.C. § 101 for the Company. If, for any reason, any of the Deliverables do not constitute a "work made for hire," Consultant hereby irrevocably assigns to the Company, in each case without additional consideration, all right, title, and interest in and to the Deliverables.

5.2              Except for such pre-existing materials, Consultant has no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform, or display any Deliverables. Consultant has no right or license to use the Company's trademarks, service marks, trade names, trade names, logos, symbols, or brand names.

6.             CONFIDENTIALITY.

6.1              Consultant acknowledges that Consultant will have access to information that is treated as confidential and proprietary by the Company including without limitation the existence and terms of this Agreement, trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel, or operations of the Company, its affiliates, or their suppliers or customers, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the "Confidential Information"). Any Confidential Information that Consultant develops in connection with the Services, including but not limited to any Deliverables, shall be subject to the terms and conditions of this clause. Consultant agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. Consultant shall notify the Company immediately in the event Consultant becomes aware of any loss or disclosure of any Confidential Information.

6.2              Confidential Information shall not include information that:

(a)                is or becomes generally available to the public other than through Consultant’s breach of this Agreement; or

(b)               is communicated to Consultant by a third party that had no confidentiality obligations with respect to such information.

6.3              Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Consultant agrees to provide written notice of any such order to an authorized officer of the Company within one calendar day of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company's sole discretion.

7.             REPRESENTATIONS AND WARRANTIES.

7.1              Consultant represents and warrants to the Company that:

(a)                Consultant has the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of Consultant’s obligations in this Agreement;

(b)               Consultant’s entering into this Agreement with the Company and Consultant’s performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which Consultant is subject;

(c)                Consultant has the required skill, experience, and qualifications to perform the Services, Consultant shall perform the Services in a professional and workmanlike manner in accordance with best industry standards for similar services and Consultant shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;

(d)               Consultant shall perform the Services in compliance with all applicable federal, state, and local laws and regulations;

(e)                the Company will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind;

(f)                all Deliverables are and shall be Consultant’s original work (except for material in the public domain or provided by the Company) and do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation, or other entity.

7.2              The Company hereby represents and warrants to Consultant that:

(a)                it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and

(b)               the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

8.             TERMINATION.

8.1              Consultant may terminate this Agreement without cause upon 30 days' written notice to Company. In the event of termination pursuant to this clause, no further amounts shall be due or payable from Company to Consultant

8.2              Company may terminate this Agreement at any time, for any reason, by providing written notice to Consultant. If Company terminates this Agreement pursuant to this Section 8.2, Company will be required to pay any additional amounts required to make up the Total Consulting Fee outlined in Section 3.1.

8.3              Company may terminate this Agreement, effective immediately upon written notice to Consultant upon material breach of this Agreement. Upon such notice no further amounts shall be due or payable to Consultant

8.4              Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company's written request, Consultant shall within 3 business days after such expiration or termination:

(a)                deliver to the Company all Deliverables (whether complete or incomplete) and all hardware, software, tools, equipment, or other materials provided for Consultant’s use by the Company;

(b)               deliver to the Company all tangible and electronic documents and materials (and any copies such that no Confidential Information is retained in tangible or electronic form) containing, reflecting, incorporating, or based on the Confidential Information;

(c)                certify in writing to the Company that Consultant has complied with the requirements of this clause.

8.5              The terms and conditions of this clause and Section 4, Section 5, Section 6, Section 7 and Section 10 shall survive the expiration or termination of this Agreement.

9.             ASSIGNMENT. Consultant shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company's prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the parties hereto and their respective successors and assigns.

10.         MISCELLANEOUS.

10.1          Consultant shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

10.2          All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a "Notice") shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

10.3          This Agreement, together with any other documents incorporated herein by reference constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

10.4          This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

10.5          This Agreement and all related documents and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the Commonwealth of Virginia.

10.6          If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

10.7          This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

Accepted and Agreed To:

COMPANY

By:	/s/ Edward L. Brunot
President and Chief Executive
Officer

CONSULTANT

By :	/s/ Kathleen E. Donovan
Kathleen E. Donovan